UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 2, 2011

Comcast Corporation
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

001-32871		27-0000798
(Commission File Number)		(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA		19103-2838
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

On December 2, 2011, SpectrumCo, LLC, a joint venture between Comcast Corporation, Time Warner Cable, and Bright House Networks, announced it has entered into an agreement in which Verizon Wireless will acquire its 122 advanced wireless services spectrum licenses covering 259 million POPs for $3.6 billion.  Comcast owns 63.6% of SpectrumCo and will receive approximately $2.3 billion from the sale.  The companies also announced that they have entered into several agreements, providing for the sale of various products and services.  Through these agreements, the cable companies, on the one hand, and Verizon Wireless, on the other, will become agents to sell one another’s products and, over time, the cable companies will have the option of selling Verizon Wireless’ service on a wholesale basis.  Additionally, the cable companies and Verizon Wireless have formed an innovation technology joint venture for the development of technology to better integrate wireline and wireless products and services.  The press release is attached hereto as Exhibit 99.1.

Comcast does not intend for this Item 7.01 or Exhibit 99.1 to be treated as “filed” under the Securities Exchange Act of 1934, as amended, or incorporated by reference into its filings under the Securities Act of 1933, as amended.

Item 9.01(d).  Exhibits.

Exhibit Number	Description
99.1	SpectrumCo press release dated December 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date:	December 2, 2011	By:	/s/ Arthur R. Block
Arthur R. Block Senior Vice President, General Counsel and Secretary